Exhibit 3.51

STATE OF NORTH CAROLINA

DEPARTMENT OF THE SECRETARY OF STATE

LIMITED LIABILITY COMPANY

ARTICLES OF ORGANIZATION

Pursuant to G.S. 57C 2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1.              The name of the limited liability company is:

AMERICAN MATERIALS COMPANY, LLC

2.              The latest date on which the limited liability company is to dissolve is: January 1, 2060.

3.              The name and address of each organizer executing these articles of organization is as follows (at least two persons must execute this document, attach additional pages if necessary):

GARY TIMOTHY BIZZELL	HARRY M. SHAW
1395 Turkey Highway	1395 Turkey Highway
Clinton, NC 28328	Clinton, NC 28328
[Sampson County]	[Sampson County]

NEWBERRY BASS, JR.

1395 Turkey Highway

Clinton, NC 28328

[Sampson County]

4.              The street address and county of the initial registered office of the limited liability company is:

1395 Turkey Highway

Clinton, NC 23828

[Sampson County]

5.              The mailing address if difference from the street address of the initial registered office is:

Post Office Box 88

Clinton, NC 28329-0088

6.              The name of the initial registered agent is:

HARRY M. SHAW

DAUGHTRY, WOODARD, LAWRENCE & STARLING, L.L.P.

ATTORNEYS AT LAW

SMITHFIELD, N.C. 27577

7.              This limited liability company is a Member-Managed LLC. All of the members, by virtue of their status as members, shall be managers of this limited liability company.

8.              These articles will be effective upon filing.

This the 2 day of September, 1999.

/s/ Gary Timothy Bizzell
GARY TIMOTHY BIZZELL, Member/Organizer

/s/ Harry M. Shaw
HARRY M. SHAW, Member/Organizer

/s/ Newberry Bass, JR.
NEWBERRY BASS, JR., Member/Organizer